Exhibit 99(a)

NEWS RELEASE

Cliffs Natural Resources Inc. Reports Third-Quarter 2010 Results

Revenue More Than Doubles to a Third-Quarter Record of $1.3 Billion; Net Income

Reaches $297 Million, or $2.18 Per Diluted Share

CLEVELAND—Oct. 28, 2010—Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today reported third-quarter results for the period ended Sept. 30, 2010. Increased sales volumes and favorable pricing contributed to the Company’s record-breaking third-quarter consolidated revenues, operating income, net income, diluted EPS and free cash flow results.

Third-quarter consolidated revenues were $1.3 billion, more than double last year’s $666.4 million in the same quarter. Operating income for the third quarter increased to $389.2 million, up 383% from $80.5 million in the comparable 2009 quarter. Net income was $297.4 million, or $2.18 per diluted share, up from $58.8 million, or $0.45 per diluted share, in the third quarter of 2009.

Joseph A. Carrabba, Cliffs’ chairman, president and chief executive officer, said, “Our continued strategic efforts to increase our business’ exposure to seaborne markets has contributed to another record-breaking quarter. Our iron ore business segments continue to contribute to our significant cash generation momentum. During the quarter, we were also able to strengthen our balance sheet by raising $1 billion in public debt, which we believe is reflective of our swift response to the 2009 downturn followed by a strong performance in 2010, diversification efforts and positive outlook. This solid capital structure not only fortifies our ability to invest in current operations, but also allows us to explore additional strategic transactions and advance current projects in our global portfolio of assets.”

North American Iron Ore

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010(1)	2009	2010	2009

North American Iron Ore Sales (Long Tons) - In Thousands	7,629	5,572	18,649	9,912

Sales Margin - In Millions
Revenues from product sales and services	$853.1	$428.2	$2,037.9	$879.3
Cost of goods sold and operating expenses	562.0	338.7	1,416.1	771.2

Sales margin	$291.1	$89.5	$621.8	$108.1

Sales Margin - Per Ton
Revenues from product sales and services*	$105.07	$78.34	$101.15	$82.71
Cash cost**	63.10	57.97	63.04	66.15
Depreciation, depletion and amortization	3.82	4.31	4.77	5.65

Cost of goods sold and operating expenses*	66.92	62.28	67.81	71.80

Sales margin	$38.15	$16.06	$33.34	$10.91

(1)	2010 revenue and per-ton revenue presented in the table above have been adjusted downward for approximately $13 million related to increased pricing on shipments made in the first half of 2010 that were recognized in the third quarter of 2010.
*	Excludes revenues and expenses related to freight, which is offsetting and has no impact on sales margin.
**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.

Third-quarter 2010 North American Iron Ore pellet sales volume was 7.6 million tons, a 37% increase from the 5.6 million tons sold in the third quarter of 2009. The increase in sales volume is attributed to better demand for iron ore pellets, reflecting North American steel industry capacity utilization of approximately 70% compared with a utilization range of 49% - 59% in the third quarter of 2009. Consistent with the two prior reporting periods in 2010, the successful marketing of additional iron ore pellets available for sale from Cliffs’ acquisition of its former partners’ interests in Wabush Mines also contributed to the quarter’s increase in sales volume over the prior year.

North American Iron Ore revenue per ton was $105.07 during the third quarter, compared with $78.34 in the third quarter of 2009. Per-ton revenues in the quarter were positively impacted by an increase in seaborne iron ore prices and hot band steel prices, both of which are pricing factors in Cliffs’ customer supply agreements. In addition to these factors, Cliffs revised its previous estimate for the increase in the seaborne iron ore pellet price from an average increase of 90% to approximately 96% over the 2009 settlement price. As such, an additional $13 million of revenue was recognized in the third quarter for shipments made through the first half of 2010.

Cost per ton in North American Iron Ore was $66.92, up 7% from $62.28 in the year-ago quarter. The increase was driven primarily by higher employment-related costs, royalties and the effect of Cliffs’ 100% ownership of Wabush Mines, offset by lower energy-related costs and idle expenses.

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544

North American Iron Ore Production

(Long Tons of Pellets of 2,240 Pounds) - In Millions	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Total North American Iron Ore Mine Production	9.1	4.6	22.9	13.5

Cliffs Natural Resources Equity Share of Total Production	7.0	4.3	18.3	11.1

North American Coal

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

North American Coal Sales (Short Tons) - In Thousands	977	343	2,358	1,126

Sales Margin - In Millions
Revenues from product sales and services	$126.1	$37.9	$323.4	$125.2
Cost of goods sold and operating expenses	143.9	53.4	328.8	188.6

Sales margin	$(17.8)	$(15.5)	$(5.4)	$(63.4)

Sales Margin - Per Ton
Revenues from product sales and services*	$117.64	$96.50	$122.14	$95.29
Cash cost**	107.61	117.20	102.97	127.71
INR Energy’s coal operations acquisition related non-cash items	8.19	—	3.39	—
Depreciation, depletion and amortization	20.07	24.49	18.07	23.89

Cost of goods sold and operating expenses*	135.87	141.69	124.43	151.60

Sales margin	$(18.23)	$(45.19)	$(2.29)	$(56.31)

*	Excludes revenues and expenses related to freight, which is offsetting and has no impact on sales margin.
**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization and other non-cash expenses per ton.

North American Coal sales volume increased 185% to 977,000 tons from the 343,000 tons sold in 2009’s third quarter. The increase was driven by 457,000 tons of incremental sales volume from the acquisition of INR Energy’s coal operations at the end of July and a 52% increase in sales volume from the Company’s legacy coal assets. Cliffs’ Pinnacle and Oak Grove mines both experienced adverse geological conditions in the third quarter, resulting in lower than expected third-quarter sales and production volumes from these mines.

Revenue per ton increased 22% to $117.64 compared with the third quarter of 2009. Cost per ton declined 4% to $135.87 from $141.69 in the comparable quarter last year. Included in cost per ton is $8 related to Cliffs’ acquisition of INR Energy’s coal operations and approximately $10 resulting from recent adverse geology encountered at the Pinnacle Mine, which includes the acceleration of depreciation attributed to that mine’s legacy longwall machine. Excluding these non-recurring items, cost per ton would have been approximately $117.

North American Coal Production

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544

(Short Tons of Coal of 2,000 Pounds) - In Thousands	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Total North American Coal Mine Production	869	294	2,327	1,012

Asia Pacific Iron Ore

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Asia Pacific Iron Ore Sales (Tonnes) - In Thousands	2,328	2,636	6,650	6,391

Sales Margin - In Millions
Revenues from product sales and services	$298.2	$165.3	$767.1	$405.4
Cost of goods sold and operating expenses	128.5	138.2	384.6	338.0

Sales margin	$169.7	$27.1	$382.5	$67.4

Sales Margin - Per Tonne
Revenues from product sales and services	$128.09	$62.71	$115.35	$63.43
Cash cost*	41.88	43.97	41.14	40.13
Depreciation, depletion and amortization	13.32	8.46	16.69	12.75

Cost of goods sold and operating expenses	55.20	52.43	57.83	52.88

Sales margin	$72.89	$10.28	$57.52	$10.55

*	Cash cost per tonne is defined as cost of goods sold and operating expenses per tonne less depreciation, depletion and amortization per tonne.

Third-quarter 2010 Asia Pacific Iron Ore sales volume was 2.3 million tonnes, a 12% decrease from the sales volume of 2.6 million tonnes in the 2009 comparable quarter. Cliffs noted that sales volume in third quarter of 2009 was higher due to the timing of customer shipments.

Third-quarter revenue per tonne in Asia Pacific Iron Ore more than doubled to $128.09, compared with $62.71 in 2009. The increase was due to higher prices in the seaborne market. Cliffs indicated that pricing mechanisms utilized for a vast majority of its customers in the Asia Pacific Iron Ore business segment have evolved to a mechanism more closely correlated with spot prices versus the quarterly pricing mechanism used in the first half of the year.

Per-tonne cost of goods sold increased 5% to $55.20 in 2010’s third quarter from $52.43 in the third quarter of 2009. The increase was primarily driven by unfavorable foreign exchange rates, partially offset by lower transportation and processing costs when compared with the same period in the prior year.

Asia Pacific Iron Ore Production

(Tonnes of Lump or Fines of 2,205 Pounds) - In Millions	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Total Asia Pacific Iron Ore Mine Production	2.4	2.3	6.6	6.1

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544

Sonoma Coal and the Amapá Iron Ore Project

In the third quarter of 2010, Cliffs’ share of sales volume for its 45% economic interest in Sonoma Coal was 373,000 tonnes. Revenues and sales margin generated for Cliffs’ share were $55.8 million and $21.8 million, respectively. Revenue per tonne at Sonoma was $149.60, with costs of $91.18 per tonne.

Cliffs has a 30% ownership interest in the Amapá Iron Ore Project. During the third quarter, Amapá produced a total of approximately 1.1 million tonnes. The project produced equity income of $4.5 million for Cliffs’ share.

Capital Structure, Cash Flow and Liquidity

During the quarter and as previously disclosed, Cliffs priced two tranches of 10-year and 30-year senior notes totaling $1 billion. Cliffs used the increased liquidity to repay all of the borrowings outstanding under the Company’s credit facility and intends to use the remaining proceeds for other corporate purposes. At Sept. 30, 2010, Cliffs had $969.4 million of cash and cash equivalents, $1.7 billion in long-term debt and no borrowings on its $600 million revolving credit facility. At Dec. 31, 2009, Cliffs had $502.7 million of cash and cash equivalents, $525 million in long-term debt and no borrowings on its credit facility.

Subsequent to the end of the quarter, Cliffs completed the “squeeze-out” transaction to acquire the remaining shares of Spider Resources. Financed with cash on hand, the total cash outflow to acquire Spider Resources is estimated at $120 million.

Depreciation, depletion and amortization in the third quarter was $84.5 million. Year-to-date, Cliffs has generated approximately $631.0 million in cash from operations.

Outlook

Cliffs expects demand for its products to remain steady for the remainder of 2010 and into 2011. Consistent with the prior quarter, Cliffs’ 2010 outlook assumes North American steel utilization rates remain static for the balance of the year. The Company has an optimistic outlook for its businesses based on the global supply and demand fundamentals and believes current prices for its products will remain stable and continue to benefit from growing demand in emerging markets. Changes to fundamentals that impact supply and demand dynamics for steelmaking raw materials, along with changes to the historical annual benchmark pricing mechanism, could

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544

have a material effect on the Company’s results of operations. Accordingly, the outlook below is subject to change based on these and other factors.

North American Iron Ore Outlook

Cliffs said it is maintaining its 2010 North American Iron Ore sales volume expectation of approximately 27 million tons.

The Company currently has determined pricing mechanisms or final pricing for approximately 60% of its 2010 expected sales volume. The customer supply agreements with final pricing utilize an average iron ore settlement price increase of 96% over the 2009 seaborne price for the factor in the supply agreement that references the historical annual benchmark settlement price. In addition, the Company has market-indicative provisional pricing in place for approximately 10% of the 2010 expected sales volume. The remaining tons are subject to the arbitration process.

Cliffs’ North American Iron Ore estimated revenue-per-ton outlook has been adjusted to approximately $98 - $103, from the previous expectation of $107 - $112. This adjustment reflects an increase to the Company’s assumption for pellet prices offset by the change in the Company’s anticipated timing for the outcome of one of its previously disclosed arbitrations. The Company indicated that the outlook adjustment related to the arbitration does not reflect any change to its assumption regarding its merits and the likelihood that the arbitration will ultimately be settled in Cliffs’ favor; rather, it is indicative of the timing delay for when it expects to recognize and collect the additional revenue.

The revenue-per-ton expectation also considers various contract provisions, lag-year adjustments and pricing caps and floors contained in certain supply agreements. Actual realized average revenue per ton for the full year will ultimately depend on the final settlement for the percentage increase for blast furnace pellets from the 2009 seaborne pellet settlement price, sales-volume levels, customer mix, production input costs and/or steel prices (all factors in the Company’s formula-based pricing in the North American Iron Ore business segment).

Cliffs expects North American Iron Ore 2010 production of approximately 26 million tons. At this production level, the Company is maintaining its 2010 cost-per-ton expectation of $65 - $70, with approximately $5 per ton comprised of depreciation, depletion and amortization.

In 2011, Cliffs expects to produce and sell approximately 27 million tons from its North American Iron Ore business.

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544

North American Coal Outlook

The Company is reducing its 2010 North American Coal sales and production volume expectation to 3.6 million tons from its prior expectation of 3.9 million tons. The decrease is attributed to continued adverse geological conditions experienced at the Company’s legacy mines. The product split is expected to be 500,000 tons of thermal coal and 3.1 million tons of metallurgical coal.

Cliffs continues to expect full-year revenue per ton in North American Coal to be $115 - $120 f.o.b. mine. Due to lower leverage over fixed costs, the Company is increasing its 2010 cost-per-ton expectation to $120 - $125 from the prior expectation of $115 - $120. Costs include non-cash expense of approximately $16 per ton of depreciation, depletion and amortization and $2 per ton related to acquisition accounting adjustments for INR Energy’s coal operations.

In 2011, Cliffs expects to produce and sell approximately 6.5 million tons from its North American Coal business, comprised of approximately 5.5 million tons of metallurgical coal and 1.0 million tons of thermal coal.

Asia Pacific Iron Ore Outlook

The Company said it is raising its 2010 Asia Pacific Iron Ore sales and production volume expectations to approximately 9.0 million tonnes. The increase is primarily the result of higher production rates and additional volume from its Cockatoo Island joint venture in Western Australia.

As indicated above, Cliffs has transitioned a vast majority of its Asia Pacific Iron Ore customers to pricing mechanisms that are closely correlated to spot market prices. Considering this and assuming spot prices as of Oct. 15, 2010, for remaining 2010 volumes, Cliffs now expects to achieve higher 2010 revenue per tonne in Asia Pacific Iron Ore of $115 - $120, up from $110 - $115. Costs per tonne are expected to be approximately $55 - $60, unchanged from previous guidance, with approximately $14 per tonne comprised of depreciation, depletion and amortization.

In 2011, Cliffs expects to produce and sell approximately 9.0 million tonnes from its Asia Pacific Iron Ore business.

The following table provides a summary of Cliffs’ 2010 guidance for these three business segments:

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544

2010 Outlook Summary
	North American Iron Ore (1)		North American Coal (2)		Asia Pacific Iron Ore
	Current Outlook	Previous Outlook	Current Outlook	Previous Outlook	Current Outlook	Previous Outlook
Sales volume (million tons/tonnes)	27.0	27.0	3.6	3.9	9.0	8.8

Revenue per ton/tonne	$98 - $103	$107 - $112	$115 - $120	$115 - $120	$115 - $120	$110 - $115

Cost per ton/tonne	$65 - $70	$65 - $70	$120 - $125	$115 - $120	$55 - $60	$55 - $60

(1)	Assumes a range of hot band steel pricing of $600 - $650 per ton.
(2)	North American Coal outlook includes the impact from INR Energy’s coal operations.

Outlook for Sonoma Coal and the Amapá Iron Ore Project

In 2010, the Company expects its equity sales and production volume at Sonoma Coal to decrease slightly to 1.5 million tonnes from its prior expectation of approximately 1.6 million tonnes. The approximate product mix between thermal and metallurgical coal is expected to be 60%/40%, respectively. As a result of additional metallurgical coal yields and improved pricing expectations, Cliffs increased its average revenue-per-tonne expectation to $120 - $125, up from $110 - $115. Per-tonne costs are still expected to be $80 - $85.

Cliffs expects the Amapá Iron Ore Project to be profitable in 2010.

SG&A Expenses and Other Expectations

SG&A expenses are anticipated to be approximately $200 million in 2010, up from a previous expectation of $180 million. The increased expectation is primarily driven by additional SG&A costs from the acquisition of INR Energy’s coal operations, foreign currency exchange rates, employment-related expenses and additional corporate growth initiatives.

Cliffs is increasing its expected range for global exploration expenditures to approximately $30 million to $35 million, from its previous expectation of $25 million to $30 million. In addition, the Company is increasing its expected costs related to its acquired chromite project in Ontario, Canada to $15 million from its previous expectation of $10 million, due to fees incurred for the Spider Resources transaction.

The Company anticipates a full-year tax rate of approximately 30% for 2010. Depreciation and amortization are expected to be approximately $325 million, up from a previous expectation of $300 million. The increase is primarily driven by depreciation and amortization related to the acquisition of INR Energy’s coal operations.

2010 Capital Budget Update and Other Uses of Cash

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544

Based on the above guidance, Cliffs expects to generate more than $1.3 billion in cash from operations in 2010. The Company expects capital expenditures of approximately $275 million, up from its previous expectation of $250 million, due to additional capital for expansion at Cliffs’ acquired INR coal mines, extending the life of its Empire Mine through 2014 and infrastructure upgrades that will increase capacity in Australia.

Cliffs will host a conference call to discuss its third-quarter 2010 results tomorrow, Oct. 29, 2010, at 10 a.m. ET. The call will be broadcast live on Cliffs’ website: www.cliffsnaturalresources.com. A replay of the call will be available on the website for 30 days.

To be added to Cliffs Natural Resources’ e-mail distribution list, please click on the link below:

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

About Cliffs Natural Resources Inc.

Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, we are the largest producer of iron ore pellets in North America, a major supplier of direct-shipping lump and fines iron ore out of Australia and a significant producer of high and low volatile metallurgical coal. With core values of environmental and capital stewardship, our colleagues across the globe endeavor to provide all stakeholders operating and financial transparency as embodied in the Global Reporting Initiative (GRI) framework. Our Company is organized through three geographic business units:

The North American business unit is comprised of six iron ore mines owned or managed in Michigan, Minnesota and Canada and six coal mines located in West Virginia and Alabama. The Asia Pacific business unit is comprised of two iron ore mining complexes in Western Australia and a 45% economic interest in a coking and thermal coal mine in Queensland, Australia. The Latin American business unit includes a 30% interest in the Amapá Project, an iron ore project in the state of Amapá in Brazil.

Other projects under development include a biomass production plant in Michigan and Ring of Fire chromite properties in Ontario, Canada. Over recent years, Cliffs has been executing a strategy designed to achieve scale in the mining industry and focused on serving the world’s largest and fastest growing steel markets.

News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com or www.cliffsnaturalresources.com/Investors/Pages/default.aspx?b=1041&1=1

‘Safe Harbor’ Statement under the Private Securities Litigation Reform Act of 1995

This news release contains predictive statements that are intended to be made as ‘forward-looking’ within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: the impact of the current global economic crisis, including downward pressure on prices; trends affecting our financial condition, results of operations or future prospects; the ability to reach agreement with our iron ore customers regarding modifications to sales contract pricing

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544

escalation provisions to reflect the migration from annual international benchmark prices to a quarterly or spot-based pricing mechanism including the outcome of any pending arbitrations; our ability to successfully integrate the coal operations of INR Energy, LLC into our operations; the outcome of any contractual disputes with our customers; changes in the sales volumes or mix; the impact of price-adjustment factors on our sales contracts; availability of capital equipment and component parts; the ability of our customers to meet their obligations to us on a timely basis or at all; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; reductions in current resource estimates; impacts of increasing governmental regulation including failure to receive or maintain required environmental permits; and problems with productivity, third party contractors, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation, mine closure obligations and employee benefit costs.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report and Reports on Form 10-K, Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs Natural Resources’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

SOURCE: Cliffs Natural Resources Inc.

GLOBAL COMMUNICATIONS AND INVESTOR RELATIONS CONTACTS:

Steve Baisden

Sr. Director, Investor Relations and Communications

(216) 694-5280

Jessica Moran

Manager, Investor Relations

(216) 694-6532

Patricia Persico

Sr. Manager, Media Relations and Marketing Communications

(216) 694-5316

FINANCIAL TABLES FOLLOW

# # #

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$1,287.2	$669.9	$3,074.9	$1,444.1
Freight and venture partners’ cost reimbursements	58.8	(3.5)	183.1	77.4

	1,346.0	666.4	3,258.0	1,521.5
COST OF GOODS SOLD AND OPERATING EXPENSES	(869.5)	(563.2)	(2,216.8)	(1,387.6)

SALES MARGIN	476.5	103.2	1,041.2	133.9
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(68.1)	(28.4)	(164.3)	(83.6)
Casualty recoveries	—	—	3.3	—
Royalties and management fee revenue	2.8	(0.2)	7.7	3.5
Gain on sale of assets	—	1.0	2.6	1.5
Miscellaneous - net	(22.0)	4.9	(22.1)	19.3

	(87.3)	(22.7)	(172.8)	(59.3)

OPERATING INCOME	389.2	80.5	868.4	74.6
OTHER INCOME (EXPENSE)
Gain on acquisition of controlling interests	2.1	—	28.4	—
Changes in fair value of foreign currency contracts, net	32.5	8.8	24.8	84.8
Interest income	3.3	1.9	8.4	7.7
Interest expense	(17.3)	(10.0)	(40.8)	(29.3)
Other non-operating income (expense)	(0.3)	0.2	6.9	(0.6)

	20.3	0.9	27.7	62.6

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY INCOME (LOSS) FROM VENTURES	409.5	81.4	896.1	137.2
INCOME TAX BENEFIT (EXPENSE)	(115.7)	(1.9)	(278.0)	14.6
EQUITY INCOME (LOSS) FROM VENTURES	3.6	(20.9)	8.4	(55.6)

NET INCOME	297.4	58.6	626.5	96.2
LESS: LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	—	(0.2)	(0.1)	(0.7)

NET INCOME ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$297.4	$58.8	$626.6	$96.9

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC	$2.20	$0.45	$4.63	$0.79

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED	$2.18	$0.45	$4.60	$0.78

AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	135,345	130,840	135,280	123,045
Diluted	136,213	131,736	136,098	123,768

CASH DIVIDENDS DECLARED PER SHARE	$0.14	$0.04	$0.3675	$0.1675

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	September 30, 2010	December 31, 2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$969.4	$502.7
Accounts receivable	214.1	103.5
Inventories	308.5	272.5
Supplies and other inventories	131.5	102.7
Derivative assets	208.6	51.5
Deferred and refundable taxes	101.1	61.4
Other current assets	89.7	66.9

TOTAL CURRENT ASSETS	2,022.9	1,161.2
PROPERTY, PLANT AND EQUIPMENT, NET	3,897.7	2,592.6
OTHER ASSETS
Investments in ventures	525.3	315.1
Goodwill	199.8	74.6
Intangible assets, net	178.7	114.8
Deferred income taxes	62.1	151.1
Other non-current assets	192.4	229.9

TOTAL OTHER ASSETS	1,158.3	885.5

TOTAL ASSETS	$7,078.9	$4,639.3

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$214.4	$178.9
Accrued expenses	233.7	155.8
Deferred revenue	75.7	105.1
Taxes payable	42.1	41.2
Other current liabilities	124.1	89.4

TOTAL CURRENT LIABILITIES	690.0	570.4
POSTEMPLOYMENT BENEFIT LIABILITIES	477.1	445.8
LONG-TERM DEBT	1,713.0	525.0
BELOW-MARKET SALES CONTRACTS	185.7	153.3
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	194.4	124.3
DEFERRED INCOME TAXES	163.1	70.8
OTHER LIABILITIES	204.3	212.7

TOTAL LIABILITIES	3,627.6	2,102.3
COMMITMENTS AND CONTINGENCIES
EQUITY
TOTAL CLIFFS SHAREHOLDERS’ EQUITY	3,436.9	2,542.8

NONCONTROLLING INTEREST	14.4	(5.8)

TOTAL EQUITY	3,451.3	2,537.0

TOTAL LIABILITIES AND EQUITY	$7,078.9	$4,639.3

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544